                                                                 EXHIBIT 10.28



                                                              January 31, 1995




                                   Agreement

                                 By and Between

                          Pont Peripherals Corporation

                              and JT Storage, Inc.

                                     dated

                                January 31, 1995

                                                             January 31, 1995


                               TABLE OF CONTENTS


RECITALS                                                                                        1

ARTICLE I    DEFINITIONS                                                                        2
             1.01 "ASIC"                                                                        2
             1.02 "Affiliate"                                                                   2
             1.03 "Components"                                                                  2
             1.04 "Improvements"                                                                2
             1.05 "Jointly Developed Products" or Jointly Developed Technology"                 2
             1.06 "JTS Products"                                                                2
             1.07 "JTS I Territory"                                                             3
             1.08 "JTS II Territory"                                                            3
             1.09 "Know-How"                                                                    3
             1.10 "Micro Code"                                                                  3
             1.11 "OEM"                                                                         3
             1.12 "Patents"                                                                     3
             1.13 "Point 5"                                                                     3
             1.14 "Pont Final Product"                                                          3
             1.15 "JTS Final Product"                                                           3
             1.16 "Pont Products"                                                               3
             1.17 "Pont I Territory"                                                            3
             1.18 "Pont II Territory"                                                           4
             1.19 "Products"                                                                    4
             1.20 "Technical Information"                                                       4
             1.21 "Technology"                                                                  4

ARTICLE II   MANUFACTURING, PATENT AND KNOW-HOW LICENSES                                        4
             2.01 Licenses From JTS to Pont                                                     4
             2.02 Licenses From Pont to JTS                                                     5
             2.03 Legal Limitation on Licenses                                                  6
             2.04 Certain Agreements and Representations of Grantees of Licenses                6
             2.05 Certain Agreements and Representations of JTS                                 8
             2.06 Certain Agreements and Representations of Pont                                8
             2.07 Territorial Restrictions Applicable to Licenses Granted in Article II         9

ARTICLE III  MANUFACTURING AND SALE                                                             9
             3.01 JTS and Jointly Developed Products                                            9
             3.02 Servo Writer Prototype                                                       10

ARTICLE IV   TECHNICAL INFORMATION AND ASSISTANCE                                              10
             4.01 Technical Information                                                        10
             4.02 Technical Assistance                                                         11
             4.03 Jointly Developed Products and Technology                                    12


                                      (i)

                                                                                  January 31, 1995


ARTICLE V     IMPROVEMENTS                                                                13
     5.01     Cooperation                                                                 13
     5.02     Ownership of Improvements                                                   13

ARTICLE VI    SECRECY                                                                     14
     6.01     Confidentiality                                                             14
     6.02     Exceptions to Confidentiality                                               14
     6.03     Exercise of Care                                                            14
     6.04     Specific Performance                                                        14

ARTICLE VII   ROYALTIES                                                                   15
     7.01     Royalty Rate                                                                15
     7.02     When Sold                                                                   15
     7.03     Net Sales Revenues                                                          15
     7.04     Certain Sales Excluded                                                      15
     7.05     Royalty Calculation on Items Used or Leased                                 16
     7.06     Payments                                                                    16
     7.07     Time of Payment and Period for Which Royalty Paid                           16
     7.08     Late Payments                                                               16
     7.09     Records and Reports                                                         16
     7.10     Governmental Approvals to U.S. Currency Payments                            17
     7.11     Royalties to Survive Contractual Patents or Knowledge of Others
              and Termination of License                                                  17

ARTICLE VIII  TERMINATION                                                                 17
     8.01     Bankruptcy of a Licensee                                                    17
     8.02     Bankruptcy of a Licensor                                                    17

ARTICLE IX    GENERAL PROVISIONS                                                          18
     9.01     Notices                                                                     18
     9.02     Successors and Assigns                                                      18
     9.03     Counterparts                                                                18
     9.04     Captions and Paragraph Headings                                             18
     9.05     Entirety of Agreement; Amendments                                           19
     9.06     Construction                                                                19
     9.07     Waiver                                                                      19
     9.08     Governing Law                                                               19
     9.09     Remedies                                                                    19
     9.10     Status of Parties                                                           20
     9.11     Severability                                                                20
     9.12     Payments in U.S. Currency                                                   20
     9.13     Consents Not Unreasonably Withheld                                          20
     9.14     Time is of the Essence                                                      21



                                      (ii)

                                                                January 31, 1995


        THIS AGREEMENT is made as of this 31 day of January, 1995, by and between Pont Peripherals Corporation, a Delaware corporation, formerly known as DZU Corporation, having its principal place of business at 912 West Maude, Sunnyvale, California 94086 ("Pont"), and JT Storage, Inc., a Delaware corporation, having its principal place of business at 1289 Anvilwood Avenue, Sunnyvale, California 94089 ("JTS").

                                    RECITALS

        WHEREAS, pursuant to the Agreed Order Compromising Controversies (the "Order") entered by the United States Bankruptcy Court, Northern District of California, on February 4, 1994 in the Chapter 11 reorganization of Kalok Corporation, a California corporation (No. 93-54027), Pont and Teac Corporation, a Japanese corporation ("Teac"), acquired certain of the technology and other intellectual property and certain other assets of Kalok, subject to the terms and conditions of the Order and certain other documents referenced in and approved by the Order;

        WHEREAS, Pont owns rights to certain products and technology that it desires to license to JTS, and JTS desires to obtain such license;

        WHEREAS, JTS has developed certain products and technology, including ASIC and Micro Code, for use in hard disk drives and desires to license such products and technology to Pont, and Pont desires to obtain such license;

        WHEREAS, JTS and Pont are each desirous of licensing rights to improvements to the products and technology licensed hereunder made by each of them to the other party;

        WHEREAS, JTS and Pont desire to cooperate in jointly developing certain technology and products;

        WHEREAS, JTS and Pont are each desirous of Pont's manufacturing and selling certain products to JTS and to third parties in certain designated territories, and JTS desires to permit Pont to manufacture such products and to purchase certain products from Pont;

        WHEREAS, JTS desires to sell certain products, including jointly developed products, in sales territories in which Pont has been given exclusive rights to make sales pursuant to the Order, and Pont desires to grant such a license to JTS; and

        WHEREAS, JTS desires to engage Pont to design and build one engineering prototype Servo Write Station and to engage Pont to manufacture additional Servo Write Stations, and Pont desires to enter into such an arrangement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein made, the parties hereto do hereby agree as follows:

                                                               January 31, 1995

                                   ARTICLE I

                                  DEFINITIONS


        1.01 "ASIC" shall mean Application Specific Integrated Circuits as independently developed by JTS at the date of this Agreement, in addition to any improvements. All such improvements shall be included in the definition of ASIC and be subject to this Agreement.

        1.02 "Affiliate" of an entity shall mean an entity actually controlling, controlled by, or under common control with, such other entity.

        1.03  "Components" shall mean:

        (a) Subassemblies and components of a product customarily repaired and not consumed in the repair and maintenance of the product;

        (b) Nonrepairable and disposable goods customarily consumed in connection with the use, test, maintenance and repair of a product, including by way of example and not limitation, electrical components as resistors, capacitors, integrated circuits, and mechanical components such as brackets, switches, bushings and bearings; and

        (c) Consumable items sold for use with a product, including, by way of example and not limitation, paper goods, ink and the like.

        1.04 "Improvements" shall mean any Improvements, variations, derivative works, refinements, enhancements or other developments, discoveries or modifications, whether patentable or not, relating directly or indirectly to a Product or a Technology, including, but not limited to, any Improvements made with the financial, technical or other support of a third party other than Teac.


        1.05 "Jointly Developed Products" or "Jointly Developed Technology" shall be products and Components thereof or technology jointly developed by JTS and Pont as set forth in Section 4.04 of this Agreement.

        1.06 "JTS Products" shall mean all products developed and all product developments, of JTS, including, but not limited to, Micro Code and ASIC, and any Components thereof, provided, however, that such term shall not include any product or technology licensed by JTS solely from Teac and under terms which prevent the grant of the license granted hereunder, and provided, further, that such term shall include any product, whether completed or not, and any technology, developed with the direct financial or technical support or assistance of a third party other than Teac or with the assistance of Teac if the terms of such assistance do not prohibit the grant of the licenses contained herein. Any Improvements to the JTS Products shall be included in the term JTS Products and be subject to this Agreement.

                                                               January 31, 1995

        1.07 "JTS I Territory'' shall mean the world except for Japan, the Eastern Bloc countries of Poland, Czech Republic, Slovakia, Hungary, Romania, Bulgaria and former Yugoslavia and the countries comprising the form Soviet Union.

        1.08    "JTS II Territory" shall mean the world except for Japan.

        1.09 "Know-How" shall mean all factual knowledge and information acquired from time to time concerning the design and manufacture of a product or the design and development of a technology, whether or not in graphic or printed form, which may not be capable of precise separate description but which, in an accumulated form, after being acquired as the result of trial and error, gives to the one acquiring it an ability to produced and market a product or use a technology which one otherwise would not have known how to produce and market or use with the same accuracy, precision, quality or efficiency necessary for commercial success.

        1.10 "Micro Code" shall mean Micro Code as independently developed by JTS at the date of this Agreement, in addition to any Improvements. All such Improvements shall be included in the definition of Micro Code and be subject to this Agreement.

        1.11 "OEM" shall mean an original equipment manufacturer who incorporates a Product in a product of its own bearing its own label for purposes of resale to an end user.

        1.12 "Patents" shall mean any and all patents of any country of the world and any applications therefor, and patents which may issue on such applications, which are owned or controlled by a party, or under which a party has or may acquire the rights to grant a license and which cover inventions pertaining to a product or technology. The term "Patents" shall include, without limitation, patents of importation, improvement patents, patents and certificates of addition and utility, model and design patents, as well as divisions, reissues, reexainnations, continuations-in-part, renewals and extension of, any of the foregoing.

        1.13 "Point5" means the Kalok Point 5 Series of products (consisting of Models P-3125, P-3250 and P-3540).

        1.14 "Pont Final Product" shall mean a completed Hard Disk Drive product.

        1.15 "JTS Final Product" shall mean a completed Hard Disk Drive product.

        1.16 "Pont Products" shall mean all products developed and all product developments, whether completed or not, of Pont, including, but not limited to, Point 5, and any Components thereof.

        1.17    "Pont I Territory" shall mean the world except Japan and India.

                                                               January 31, 1995

        1.18    "Pont II Territory" shall mean the following:

        (a) commencing on January 1, 1998 "Pont II Territory", for JTS non three and a half inch Disk Drive product, shall mean the world, except for the Pacific Rim (defined as all countries that border the Pacific Ocean except for Mexico) and North America except for Mexico.

        (b) commencing on June 1, 1998 "Pont II Territory", for JTS non three and a half inch Disk Drive product, shall mean the world, except for Japan and India.

        1.19 "Products" shall mean JTS Products, Pont Products and Jointly Developed Products. The singular shall refer to each of the products which comprise the JTS Products, Pont Products and Jointly Developed Products.

        1.20 "Technical Information" shall mean all scientific, technical and other information, existing in graphic, printed or computer media form, as may be available from time to time, pertaining to the development, design, manufacture, testing or use of all Products and Technology, Components, circuitry's, tooling and testing requirements, including, by way of illustration and not limitation, all specifications (mechanical and electrical), computer programs (source and object), circuit diagrams, drawings, charts, blueprints, vellums, masks, vendor lists, parts layout, parts lists, automated design programs, design information, object code, source code, program generation tapes, information embodied in any Patent, component lists, technical reports, operation descriptions and manufacturing steps, techniques and processes.

        1.21 "Technology" shall mean the principal technology designed and developed for the Products or a Product, including any Improvements to such Technology.

                                   ARTICLE II

                  MANUFACTURING, PATENT AND KNOW-HOW LICENSES

        2.01 Licenses From JTS to Pont, Subject to the terms, conditions and limitations hereinafter set forth, JTS hereby grants to Pont, and Pont hereby accepts from JTS, a royalty-free, nonexclusive, perpetual license, right and privilege, under the pertinent Patents and Know-How:

        (a) To use and apply JTS Products Technology for the purposes, and only for the purposes, of making additional Improvements and of manufacturing and assembling any Pont Final Product in the Pont I Territory, having made and assembled any Pont Final Product in the Pont I Territory, using any Pont Final Product in the Pont I Territory and selling any Pont Final Product in the Pont I Territory.

        (b) To sue and apply Jointly Developed Products Technology for the purposes, and only for the purposes, of making additional Improvements and of manufacturing and assembling any Pont Product in the Pont I Territory, having made and assembled any Pont Product in the Pont I Territory, using any Pont Product in the Pont I Territory and selling any Pont Products in the Pont I Territory.

                                                              January 31, 1995

        (c) To use and apply any Improvements made by JTS for the purposes, and only for the purposes, of making additional Improvements and of manufacturing and assembling any Pont Final Product in the Pont I Territory, having made and assembled any Pont Final Product in the Pont I Territory, using any Pont Final Product in the Pont I Territory and selling any Pont Final Products in the Pont I Territory.

        (d) To manufacture and assemble any JTS Final Product in the Pont I Territory, having made and assembled any JTS Final Product in the Pont I Territory, using any JTS Final Product in the Pont I Territory and selling any JTS Final Products in the Pont I Territory for the purposes, and only for the purposes, of sale by Pont of such JTS Final Products to (i) JTS and (ii) to third party customers located with respect to (a) JTS Final Products which are or include non-three-and-a-half-inch disk drives, within the Pont II Territory and (b) all other JTS Final Products within the Pont I Territory.

        (e) To manufacture, and assembling any Jointly Developed Product in the Pont I Territory, having made and assembled any Jointly Developed Product in the Pont I Territory, using any Jointly Developed Product in the Pont I Territory and selling any Jointly Developed Product in the Pont I Territory in the Pont I Territory.

Patents existing as of the date of this Agreement related to the licenses set forth in Section 2.01 are set forth in Exhibit 2.01 hereto, which also sets forth information regarding the pertinent patent or application number, the party which is the owner or controller of the patent or application and the invention to which such patent or invention relates.

        2.02 Licenses From Pont to JTS. Subject to the terms, conditions and limitations hereinafter set forth, Pont hereby grants to JTS, and JTS hereby accepts from Pont, a royalty-free, nonexclusive, perpetual license, right and privilege, under the pertinent Patents and Know-How:

        (a) To use and apply the Pont Products Technology for the purposes, and only for the purposes, of (i) making additional Improvements, (ii) manufacturing and assembling any JTS Final Product in the JTS I Territory, and
(iii) having manufactured and assembled any JTS Final Product in the JTS I Territory (iv) using any JTS Final Product in the JTS I Territory and (v) selling any JTS Final Product in the JTS II Territory.

        (b) To use and apply Jointly Developed Products Technology for the purposes, and only for the purposes, of (i) making additional Improvements,
(ii) manufacturing and assembling any JTS Product or Jointly Developed Product in the JTS I Territory, and (iii) having manufactured and assembled any JTS Product or Jointly Developed Product in the JTS I Territory, (iv) using any JTS Product or Jointly Developed Product in the JTS I Territory, and (v) selling JTS Products and Jointly Developed Products in the JTS II Territory.

        (c) To use and apply any Improvements made by Pont for the purposes, and only for the purposes, of (i) making additional improvements, (ii) manufacturing and assembling any JTS Final Product in the JTS I Territory, and
(iii) having manufactured and assembled any JTS Final Product in the JTS I Territory, (iv) using any JTS Final Product in the JTS Territory and (v) selling any JTS Final Product in the JTS II Territory.

                                                                January 31, 1995


Patents existing as of the date of this Agreement related to the licenses set forth in Section 2.02 are set forth in Exhibit 2.02 hereto, which also sets forth information regarding the pertinent patent or application number, the party which is the owner or controller of the patent or application and the invention to which such patent or invention relates.

        2.03 Legal Limitation on Licenses.

        (a) Each of the licenses granted under Section 2.01 and 2.02 above is granted only to the extent that the rights granted are owned by the grantor free and clear of any legal incapacity to make such grant or only to the extent that the grantor otherwise has the legal right and capacity to grant such rights without thereby breaching or unlawfully interfering with any contract, or incurring any obligation or liability to pay, grant or transfer any money, property, or right to, any third party. Without limiting the generality of the foregoing, the grant of a license under Section 2.01 and 2.02 above shall be subject to any and all legal obligations and requirements with which the grantor is bound by law to comply.

        (b) None of the licenses granted under Section 2.01 by JTS to Pont may be sublicensed by Pont without the express prior written consent of JTS which may be withheld in the sole and absolute discretion of JTS except that Pont may sublicense such licenses in connection with the manufacturing of Components for use in the manufacture or assembly of Pont Final Product by Pont. All of the licenses granted under Section 2.02 by Pont to JTS may be sublicensed to a third party without the consent of Pont. Other than as permitted in the two preceding sentences, the Products and Technology and the rights thereto conveyed in this Agreement shall not be assigned or transferred to another party, including, but not limited to, an Affiliate of either party, without the express prior written consent of the other party, which may be withheld in such party's sole and absolute discretion, provided, however, that this provision shall not apply to a change in ownership of either party as permitted under the Order.

        (c) None of the licenses granted under this Article II conveys any right in the grantee to use or to register any trademarks or trade names of the grantor or to use the name of the grantor in any manner whatsoever.

        (d) Nothing in this Agreement shall be construed as conveying to the grantee of a license, either expressly or by implication, any right under any letters patent of the grantor, other than the pertinent Patents, or any right to use the Patents or Know-How under which a license is granted, except as expressly set forth in this Article II. The proprietary rights in the Patents and in the Know-How under which a license is granted herein shall remain exclusively with the grantor of such license, and nothing in this Agreement shall be interpreted or construed as conferring upon the grantee of such license any proprietary right in such Patents or in such Know-How.

        (e) NEITHER JTS OR PONT, NOR ANY OF THEIR RESPECTIVE AFFILIATES, MAKES ANY WARRANTY OF MERCHANTABILITY AND/OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE AND/OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, OR OTHERWISE, CONCERNING ANY PRODUCT OR TECHNOLOGY LICENSED BY THIS AGREEMENT.

        2.04 Certain Agreements and Representations of Grantees of Licenses. Pont and JTS each agree with and represent to the other that:

                                                              January 31, 1995


        (a) It (i) accepts the licenses, rights and privileges granted to it under this Article II and admits the validity of the Patents under which such licenses, rights and privileges are granted to it, corresponding Patents of the grantor of such licenses granted or applied for in any country of the world, and corresponding Patents of the grantor of such licenses to be granted or to be applied for in any country of the world by the grantor during the term of this Agreement, (ii) agrees not to attach or question the validity of the Patents under which such licenses, rights and privileges are granted to it, and corresponding Patents of the grantor now existing, applied for or to be applied for anywhere in the world during the term of this Agreement or thereafter, and
(iii) acknowledges that the Know-How under which such licenses are granted to it constitutes one of more trade secrets of the grantor.

        (b) It shall file as a registered licensee under the Patents held or owned by the other party if such registration is considered necessary or desirable by the other party and shall mark any product manufactured by it under a license granted herein to use a Patent of the other party with "Patent Pending or Patent No." designations identifying such patents or applications of the other party or any other markings with respect to copyrights, mask rights and/or trademarks to the extent required by applicable law or considered desirable by the other party.

        (c) It agrees that it will give prompt notice in writing to the licensor of a license granted to it hereunder of (i) all acts of any third person of which it obtains knowledge which in any way might constitute infringement of the Patents of such licensor or misappropriation of such licensor's rights in Know-How or any of such licensor's rights under this Agreement and of any information which may assist such licensor in dealing with such infringement or otherwise, and (ii) any action for infringement of the legal rights of others by reason of its alleged or actual use of such license or institution of any proceedings for the revocation of any of the Patents of such licensor. Whether or not such notification is given or received, such licensor shall have the right (but not the obligation) at its own expense and in its own name to institute proceedings against such infringer or misappropriate or to defend such actions brought by third parties or such revocation proceedings, as the case may be. If requested by such licensor, it further agrees to furnish to such licensor all necessary information and assistance relating to such actions or proceedings instituted or defended by such licensor including lending its name thereto if considered necessary or desirable by such licensor, and each of the parties shall pay all costs and expenses including legal expenses which it may incur in connection with such actions or proceedings; provided, however, that the licensee under a license granted hereunder shall pay all such costs and expenses including those of the licensor of such license if any such action or proceeding shall arise by reason of a use by such licensee of the Patents or Know-How which such license is granted in violation of, or in a manner inconsistent with, the provisions of this Agreement, and such licensee shall indemnify such licensor against and hold such licensor harmless from any and all losses, damages or expenses arising directly or indirectly out of or in any way relating to such violation or inconsistent use.

        (d) With respect to products manufactured by it or Patents or Know-How used by it under a license granted hereby, and with respect to Technical Information or other information obtained by it from the licensor respecting the subject matter of such license, it will not knowingly, directly or indirectly, use, sell or otherwise dispose of such products, Patents, Know-How or information (including any direct product thereof) to persons or countries or for purposes prohibited by the laws or regulations of the government of the country, or any agency or instrumentality thereof, in which the licensor is domiciled which are applicable to such transactions, including, by way of example and not limitation, the Export Control Regulations of the United States Department of Commerce and the Foreign Asset Control Regulations of the United States Department of the Treasury, or knowingly do any other act which would be in violation of any law or regulation of the government of the country, or any agency or instrumentality thereof, in which the licensor is domiciled.

                                                                January 31, 1995


        (e) It will otherwise comply with, and assist the other party in obtaining any licenses or other approvals required by, the laws and regulation of the government, or any agency or instrumentality thereof, pertinent to the transactions contemplated hereby, and each party agrees to make all certifications and keep all records required to obtain or retain such licenses or approvals.

        2.05 Certain Agreements and Representations of JTS. JTS represents and warrants to Pont that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has fill power and authority to carry on its business as it is currently being conducted and to own or lease the properties and assets it now owns or leases, and is duly qualified to do business and is in good standing as a foreign corporation under the laws of the State of California; (ii) it has all necessary right, power and authority to enter into and perform this Agreement; (iii) the execution and delivery of this Agreement and the performance by JTS of its terms do not conflict with or result in a violation of JTS's certificate of incorporation or bylaws or any judgment, order or decree of any court or arbitrator to which JTS is a party or is subject and do not conflict with and will not constitute a material breach of the terms, conditions or provisions of or constitute a default under any contract, agreement, commitment, indenture, mortgage, note, bond, license or other instrument or obligation to which JTS is a party or to which it, its properties or assets are bound; (iv) this Agreement has been duly and validly executed by JTS and constitutes the valid and binding obligation of JTS enforceable in accordance with its terms; (v) it is the valid owner of the rights which are licensed to JTS pursuant to Section 2.02 of this Agreement; and (vi) no consent, approval or authorization of, or declaration, filing or registration with, any foreign, federal, state or local governmental or regulatory authority, or any other party, is required to be made by JTS in connection with the execution and performance of this Agreement and the transactions contemplated hereby.

        2.06 Certain Agreements and Representations of Pont. Pont represents and warrants to JTS that (i) it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has fill power and authority to carry on its business as it is now being conducted and to own or lease the properties and assets it currently owns or leases and is duly qualified to do business and is in good standing as a foreign corporation under the laws of the State of California; (ii) it has all necessary right, power and authority to enter into and perform this Agreement;
(iii) the execution and delivery of this Agreement and the performance by Pont of its terms do not conflict with or result in a violation of Pont's certificate of incorporation or bylaws or any judgment, order or decree of any court or arbitrator to which Pont is a party or is subject and do not conflict with and will not constitute a material breach of the terms, conditions or provisions of or constitute a default under any contract, agreement, commitment, indenture, mortgage, note, bond, license or other instrument or obligation to which Pont is a party or to which it, its properties or assets are bound; (iv) this Agreement has been duly and validly executed by Pont and constitutes the valid and binding obligation of Pont enforceable in accordance with its terms; (v) it is the valid owner of the rights which are licensed to JTS pursuant to Section 2.02 of this Agreement; and (vi) no consent, approval or authorization of, or declaration, filing or registration with, any foreign, federal, state or local governmental or regulatory authority, or any other party, is required to be made by Pont in connection with the execution and performance of this Agreement and the transactions contemplated hereby.

                                                                January 31, 1995

        2.07    Territorial Restrictions Applicable to Licenses Granted in
                Article II.

        (a) Pont will not in the case of each license granted in Section 2.01, use any license outside the territory specified in such grant, provided, however, that nothing herein shall prevent Pont or any of its assignees, licensees or sublicensees, if any, from selling, having sold, leasing or having leased such products to any OEM customer located within the specified territory for incorporation as an integral part of systems assembled within the specified territory by such OEM customer for sale or lease within or outside the specified territory.

        (b) JTS will not in the case of each license granted in Section 2.02, use any license outside the territory specified in such grant, provided, however that nothing herein shall prevent JTS or any of its assignees, licensees or sublicensees, if any, from selling, having sold, leasing or having leased such products to any OEM customer located within the specified territory for incorporation as an integral part of systems assembled within the specified territory by such OEM customer for sale or lease within or outside the specified territory.

        (c) Each of the parties will exercise their best efforts and take such actions as permitted by law to prevent any circumvention of the intent of this Section by any distributor of products manufactured by them.

                                  ARTICLE III

                             MANUFACTURING AND SALE

        3.01    JTS and Jointly Developed Products.

        Subject to the terms, conditions and limitations as set forth in a manufacturing and marketing agreement to be negotiated between the parties, Pont hereby agrees to manufacture and to sell JTS Products and Jointly Developed Products to JTS. The parties agree to negotiate in good faith a marketing and manufacturing agreement that will provide for a standard form purchase order to be used to order any such products. Such purchase order shall contain, at a minimum, in each case:

        (1) the model number, configuration and description of the JTS Product or Jointly Developed Product requested;

        (2)     the quantity of each such requested product;

        (3)     the delivery date of each such requested product;

        (4)     the delivery destination of each such requested product; and

        (5)     the unit price of each such requested product.

                                                                January 31, 1995


        3.02    Servo Writer Prototype

        (a) Pont shall deliver to JTS by February 28, 1995 one fully tested and integrated engineering Servo Write Station (the "Servo Writer"), which Servo Writer shall be designed for use with Point 5 disk drives and the mounting hardware for JTS Products. For thirty days after delivery of the Servo Writer, JTS may request that Pont make changes to the Servo Writer, provided that Pont shall have no obligation to make such changes and JTS shall be required to accept such Servo Writer, if the technical performance is of a quality that should be reasonably satisfactory to JTS. The software developed for the Servo Writer shall also be adaptable to other disk drives, including JTS Products.

        (b) JTS has previously advanced the sum of $25,000 and agrees to pay Pont $25,000 upon the execution of this Agreement and $25,000 upon the satisfaction of the condition as to satisfaction described in subsection (a).

        (c) Upon JTS's acceptance of the Servo Writer, the parties shall negotiate in good faith a purchase order pursuant to which JTS will agree to purchase up to fifty (50) additional Servo Writers at a price of no more than $45,000 per unit.

                                   ARTICLE IV

                      TECHNICAL INFORMATION AND ASSISTANCE

        4.01 Technical Information. JTS and Pont shall each have the following rights and obligations respecting Technical information of the other.

        (a) Within thirty (30) days of the date of this Agreement, JTS shall delivery to Pont, free of charge, one reproducible copy of all material constituting Technical Information concerning the JTS Products and Pont shall deliver to JTS, free of charge, one reproducible copy of all material constituting Technical Information concerning the Pont Products.

        (b) Said Technical Information shall comprise, but not necessarily be limited to, the following:

                (1) Manufacturing blueprints and vellums in reproducible form and specifications of all parts;

                (2) Full details of all manufacturing, assembly and testing processes, special tools and equipment, software and procedures then currently used;

                (3) A description of all parts for use in such manufacture in manufacturer's catalogue form, if available;

                                                                January 31, 1995

              (4) Details of all tests and inspection procedures currently being carried out in connection with such manufacture; and

              (5)  Current filed instructions with respect to the item.

        (c) Each of the parties agrees to deliver promptly to the other, free of charge, one reproducible copy of all Technical Information which it shall generate or which it shall acquire from third parties other than Teac, and which relates to the Products or Products Technology, including, but not limited to, any Improvements thereto.

        (d) All Technical Information referred to herein shall be delivered in the English language and in the form in which such information is used by the originator, provided that any translation into English of such Technical Information shall be at the originator's sole expense.

        (e) Neither JTS nor Pont guarantees that the design, engineering, techniques and information related thereto to be furnished by them under this
Section is or will in the future be free from defects or that products built or activities undertaken in accordance therewith will perform in the field to the satisfaction or so as to meet the requirements of any particular purchaser or user thereof.

        (f) Each of the parties specifically agrees that any and all Technical Information described herein and reproductions thereof is and shall remain, the exclusive and sole property of the party who first generated the Technical Information or first acquired it from another party. It is further agreed by the parties that money damages for unauthorized use of any Technical
Information or reproductions thereof of which it is not the owner designated by this paragraph will be inadequate, and that the owner of such Technical Information and reproductions designated by this paragraph, shall be entitled, in addition to money damages, to such legal process as would require the other party hereto to cease and desist from such breach of this Agreement and to perform such acts as are necessary to carry out the terms of this paragraph.

        4.02  Technical Assistance.

        (a) For a period not to exceed one year from the start date of the consulting engagement which start date shall be in the sole and absolute discretion of Pont, but in no event may start later than ninety (90) days from the date of this Agreement, JTS shall provide the technical assistance, engineering services, scientific assistance or similar services and advice reasonably necessary to assist Pont with the conversion of ASIC, including, but not limited to, the design, code and documentation related to ASIC, for use with a current, industry supported development platform or platforms and environment or environments. JTS agrees to make Stephen J. Harris available for part-time consultation in connection with such technical assistance, provided that if Mr. Harris is no longer an employee or consultant to JTS. JTS shall provide a replacement of approximately the same experience and knowledge in ASIC to provide such technical assistance.

                                                                January 31, 1995

        (b) For a period not to exceed one year from the start date of the consulting engagement which start date shall be in the sole and absolute discretion of Pont, but in no event may start later than ninety (90) days from the date of this Agreement, JTS shall provide the technical assistance, engineering services, scientific assistance or similar services and advice reasonably necessary to assist Pont with the conversion of Micro Code, including, but not limited to, the design, code and documentation related to Micro Code, for use with development platform or platforms and environment or environments to be specified by Pont. JTS agrees to make one suitably qualified employee or consultant available for part-time consultation in connection with such technical assistance.

        (c) Pont shall reimburse JTS for all reasonable travel expenses of the persons identified in Section 4.02 (a) and (b) to and from Pont's offices, or such other place as Pont shall designate for rendering such technical assistance, including lodging, food and transportation. Pont shall not be responsible for any consulting fee or salary of any employee of JTS or consultant hired by JTS.

        (d) Except for liability arising out of gross negligence or willful misconduct of Pont, Pont shall assume no liability and shall be indemnified and held harmless by JTS against all claims, liabilities and expenses with respect to all injury, damage and loss to persons and property which may occur to or be caused by or to the personnel rendering technical assistance pursuant to this Article.

        4.03 Jointly Developed Products and Technology.

        (a) Within thirty (30) days after execution of this Agreement, JTS shall deliver data sheets to Pont setting forth the specifications of all JTS Products and JTS Products Technology and the target specifications for all JTS Products and JTS Products Technology, in the detail that would be common in the industry (the "JTS Specifications"), and Pont shall deliver data sheets to JTS setting forth the specifications of all Pont Products and Pont Products Technology and the target specifications of all Pont Products and Pont Products Technology, in the detail that would be common in the industry (the "Pont Specifications"). The Specifications shall be attached hereto as Exhibit B.

        (b) JTS and Pont may undertake to jointly develop a Product or Technology by so agreeing in a writing executed by both parties and attaching specifications and target specifications for such Jointly Developed Product or Technology, provided such Jointly Developed Product or Technology is not already the subject of JTS or Pont Specifications, in which case such JTS or Pont Specifications shall become the specifications for the Jointly Developed Product or Technology (the "Jointly Developed Specifications," together with the JTS and Pont Specifications, the "Specifications"). Until such agreement to develop a Jointly Developed Product or Technology is terminated in writing or by operation of Section 4.03(c), each party shall own a half-interest in all rights to the Jointly Developed Product or Technology.

                                                                January 31, 1995

        (c) Upon ninety days' notice (or such shorter notice as may be agreed to by either party), JTS or Pont may make changes to Jointly Developed Specifications subsequent to the engineering final release of any Jointly Developed Product or Technology. If such changes are not agreed to in writing by the other party, then the party requesting the change may proceed with the proposed change by documenting a new bill of material containing the change and may proceed with that change and sole technical support of Jointly Developed Products or Technology incorporating such change shall be the sole responsibility of the party making the change. The party not agreeing with the change is not required to provide technical support for Jointly Developed Products or Technology incorporating such change. A change in the Specification shall not affect the designation of a Jointly Developed Product or Technology.

        (d) Ownership of any and all rights to Jointly Developed Products and Technology, including Improvements while a product is designated a Jointly Developed Product or Technology, shall be joint between the parties. Any patents, trade marks or copyrights shall be applied for and owned jointly by the parties and each party will cooperate in the preparation and filing of applications for patents, trademarks and copyrights.

        (e) Each party shall be responsible for its own expenses and costs in connection with the development of any Jointly Developed Product or Technology.

                                   ARTICLE V

                                  IMPROVEMENTS

       5.01 Cooperation. JTS and Pont shall cooperate closely with one another within the field Covered by this Agreement. Each will from time to time inform the other of their lines of development within the said field and will promptly communicate with one another of all Improvements related to any Product and Technology, in each instance accompanied by all Technical Information.

       5.02 Ownership of Improvements. The parties agree that all Improvements are and shall remain the exclusive and sole property of the party discovering or making such Improvements, except for Improvements related to Jointly Developed Products or Technology as provided in Section 4.04 which will be jointly owned. Each of the parties hereby understands that the provisions of
Article II includes a license of such Improvements from the party discovering or making such Improvements to the other party. Without in anyway limiting the generality of the foregoing and in furtherance thereof, each of the parties hereby agrees with the other that:

        (a) It will not, and its Affiliates will not, apply for any patents, or permit its or their employees, directors, officers, or agents to apply for any patents, covering Improvements designated in this Section as being the sole and exclusive property of the other party.

        (b) It will cooperate with the other party in the preparation and filing, in the name and at the expense of such other party, of applications for patents, trademarks, and copyrights which may be obtainable in all countries covering Improvements which are designated as the sole and exclusive property of such other party under this Section.

                                                                January 31, 1995




                                   ARTICLE VI

                                    SECRECY

        6.01 Confidentiality. Each of the parties hereto shall treat and maintain as confidential all Know-How under which such party is a licensee hereunder and all Technical Information provided by a party to the other party. Each party shall not, and shall cause its Affiliates to not, disclose any aspect of such Know-How or Technical Information to any person, including any association, corporation or governmental or quasi-governmental agency, except as may be specifically contemplated by this Agreement or as required by law; provided, however, that each party shall have the right, during the terms of this Agreement, to disclose such Know-How or Technical Information to its directors, officers, employees, agents or Affiliates to the extent, and only to the extent, necessary to accomplish the objectives of this Agreement and to customers only to the extent necessary to permit satisfactory operation of any products.

        6.02 Exceptions to Confidentiality. The parties further agree that the provisions of Section 6.01 shall not apply to information which is first acquired from a third party after the date of this Agreement, if there is no obligation to keep the information from such third party confidential, or information which is or becomes generally available to the public through no act or omission on the part of the party who would otherwise be required to keep such information confidential pursuant to Section 6.01.

        6.03 Exercise of Care. With respect to the Know-How and Technical Information which a party is required to keep confidential under Section 6.01, and without limiting the generality of Section 6.01, each party agrees to exercise at least such degree of care and take at least such precautions to maintain such confidentiality as such party would exercise and take to maintain the confidentiality of what such party regards as its most valuable and confidential trade secrets, Know-How, processes and practices. Each party shall be absolutely liable to the other for the non permitted disclosure directly or indirectly of any details of the Know-How or Technical Information which it is required to keep confidential hereunder by its directors, officers, employees, agents or Affiliates.

        6.04 Specific Performance. Each party agrees with the other that money damages for breaches of this Article VI will be inadequate and that the nonbreaching party shall, with respect to such breach, be entitled, in addition to money damages, to such legal process as would required the breaching party to cease the breach and to perform such further acts as are necessary to carry out the terms of this Article.

                                                                January 31, 1995



                                   ARTICLE VI

                                   ROYALTIES

        7.01 Royalty Rate. Pont agrees to pay to JTS, in accordance with the terms of this Article, in addition to all other sums due or which may become due under this Agreement, a royalty rate of: (a) for the first [*] beginning on the date that Pont begins to produce and sell non-three-and-a-half-inch disk drive JTS Products, [*] of the net sales revenues from sales during the [*] period of 2500 or more of such non-three-and-a-half-inch disk drive JTS Products to an OEM or into the distribution or end user markets; and (b) for the following [*] , [*] of the net sales revenues from sales during the [*] period of 2500 or more of such non-three-and-a-half-inch disk drive JTS Products to an OEM or into the distribution or end user markets; provided, in each instance, such royalty rate shall be due on the sale of the first 2499 such products upon the sale of the 2500th such product during the period specified.

        7.02 When Sold. For purposes of Section 7.01 and 7.07, an item shall be considered sold by Pont when first invoiced or shipped, whichever is sooner, to a third party,

        7.03 Net Sales Revenues. The net sales revenue shall be calculated by deducting from the gross sales price the following items to the extent they are included in the gross sales price:

        (a) Sales, turnover or other taxes on the sale or use;

        (b) Transportation and insurance charges payable by the seller on shipments to the destination specified by the purchaser or user;

        (c) Trade or quantity discounts (but not cash discounts or agents' commissions to the purchaser, user, representatives or Affiliates);

        (d) Credits allowed for items returned or not accepted by the purchaser or user.

        7.04 Certain Sales Excluded. No royalty shall be charged on direct sales to JTS, or on the use of an item by Pont or its Affiliates for experimental, testing or sales demonstration purposes only.

                                                                January 31, 1995

        7.05 Royalty Calculation on Items Used or Leased. For the purpose of computing royalties on items used by Pont or its Affiliates (except for items used for experimental testing or sales demonstration purposes only), such items shall be deemed sold at Pont's quoted F.O.B. factory (based upon the location at which such items are principally manufactured) sales price for such in effect as of the time the royalty on such items accrues under Section 7.02, or if no such items are so quoted, at the quoted price for the most similar item then being so quoted by Pont.

        7.06 Payments. All payments hereunder by Pont to JTS shall be made in United States currency at a bank to be designated by JTS net of any deductions or withholdings for taxes or charges of any kind which Pont is required to withhold or deduct by law, provided that nothing in this Agreement shall be construed or deemed as imposing upon Pont the obligation to make any such deduction or withholding. To the extent any such deduction or withholding is made by Pont, Pont agrees promptly to forward such amount withheld or deducted to the pertinent agencies or entities imposing such charges. To compute net sales and to determine amounts payable pursuant to this Article, any currency other than United States legal tender shall be converted into United States legal tender in accordance with Section 9.10 hereof.

        7.07 Time of Payment and Period for Which Royalty Paid. Royalties shall accrue during each quarterly-yearly period (or shorter period for the first and last periods for which royalties shall accrue) ending on March 31st, June 30th, September 30th, and December 31st of each year, and the corresponding payments shall be made thirty days after each quarterly period, respectively.

        7.08 Late Payments. Any royalty payments made after the due date shall include interest from the due date of payment until the actual date of payment at the prime rate of interest in New York City publicly quoted by Chase Manhattan Bank N.A. for unsecured commercial loans to its more favored commercial customers ("Prime Rate") in effect on the due date, or the last business day prior to the due date if the due date is a bank holiday ("the Initial Prime Rate"), plus one and one-half percent (1.5%); if any such payments shall remain unpaid for more than 60 days after the due date, the Initial Prime Rate shall continue in effect until the first business day of the month next occurring after the month in which such sixty (60) day period shall end, where upon the Prime Rate to be used in computing interest hereunder for the month beginning on such first day and ending on the first business day of the next succeeding month shall be the Prime Rate in effect on that first business day and for each such monthly period occurring thereafter the Prime Rate in effect on the first business day of each such month. If Chase
Manhattan Bank N.A. shall not be quoting such Prime Rate at any time, then the Prime Rate of any other United States Bank reasonably desiganted by JTS shall be used.

        7.09 Records and Reports. Royalty payments under this Article shall be supported by a reasonably detailed statement of account for all transactions subject to royalty showing the basis for calculating the royalty due and the detail and purpose of the sums paid, and certified as accurate by Pont's chief financial officer or its representatives. Pont shall keep, at its usual place of business, and require its Affiliates to likewise keep, all books of account relating to the manufacture and sale, lease or use of items subject to royalties under this Article and shall produce such books for inspection by any authorized certified auditor or financial officer of JTS at reasonable times during normal business hours for the purpose of verifying the accuracy and adequacy of royalties due hereunder. If any audit shall find an error greater than 10% not in favor of JTS, then Pont shall pay the reasonable costs of such audit.

                                                                January 31, 1995

        7.10 Governmental Approvals to U.S. Currency Payments. Pont agrees to obtain the approval of any foreign country authorities, if necessary, and to take whatever steps may be required, to remit to JTS in United States Dollars the royalties payable hereunder.

        7.11 Royalties to Survive Contractual Patents or Knowledge of Others and Termination of License. Pont specifically acknowledges that notwithstanding JTS' proprietary rights in the Patents and Know-How under which Pont is being licensed to manufacture the items subject to royalty hereunder, it is agreeing to pay the royalties due hereunder in lieu of significant initial charges in return for JTS facilitating Pont's manufacture of the items subject to royalty and thereby permitting Pont to commence the manufacture of such items earlier than it would have otherwise been able to engage in such manufacture even if JTS had no proprietary rights in such Patents and Know-How. Accordingly, Pont agrees to pay the royalties due under this Article irrespective of the validity or term of the Patents, or whether patent applications presently pending fail to issue, or whether patent applications first made in the future covering JTS Products or Technology or Components thereof or Improvements thereto fail to issue, or whether third parties acquire knowledge of the Know-How. Additionally, Pont agrees that the provisions of this Article VII shall survive any termination of this Agreement or the license granted under Section
2.01 or any determination that the license granted under Section 2.01 is invalid for any reason and shall apply to any sales by Pont and its Affiliates following such termination or determination, whether or not such sales are consistent with the terms of this Agreement, as though such termination had not occurred or such determination had not been made.


                                  ARTICLE VIII

                                  TERMINATION

        8.01 Bankruptcy of a Licensee. If a licensee under this Agreement shall be adjudicated insolvent, or files a petition in bankruptcy, or for reorganization, or if a licensee shall take advantage of any insolvency act, or make an assignment for the benefit of creditors, then, and in any such event, the licensee's rights but not its obligations under this Agreement shall forthwith terminate and the license herein granted shall not constitute an asset in reorganization, bankruptcy or insolvency which may be assigned or which may accrue to any court- or creditor-appointed referee, receiver or committee. Such licensee shall also promptly deliver to the licensor all materials embodying information or data transferred pursuant to this Agreement, including, but not limited to, all Technical information.

        8.02 Bankruptcy of a Licensor. If a licensor under this Agreement shall be adjudicated insolvent, or files a petition in bankruptcy, or for reorganization, or if a licensor shall take advantage of any insolvency act, or make an assignment for the benefit of creditors, then, and in any such event, the licensor's rights but not its obligations under this Agreement shall forthwith terminate.

                                                               January 31, 1995


                                   ARTICLE IX

                               GENERAL PROVISIONS

        9.01 Notices. All notices, requests demands, waivers, consents and other communications hereunder shall be in writing, shall be delivered either in person, by telegraphic, facsimile or other electronic means, by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (a) upon receipt if delivered in person or by telegraphic, facsimile or other electronic means (b) one business day after having been delivered to an air courier for overnight delivery or (c) three business days after having been deposited in the mails as certified or registered mail, return receipt requested, all fees prepaid, directed to the parties or their permitted assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

        If to JTS, addressed to:

        JT Storage, Inc.
        1289 Anvilwood Avenue
        Sunnyvale, California 94089

        Attn:      President
        Facsimile: (408)-747-0849


        If to Pont, addressed to:

        Pont Peripherals Corporation
        912 West Maude
        Sunnyvale, California 94086

        Attn:      President
        Facsimile: (408)-749-9499

        9.02 Successors and Assigns. The rights under this Agreement shall not be assignable or transferable nor the duties delegable by either party without the prior written consent of the other; and nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their permitted successors-in-interest and permitted assignees, any rights or remedies under or by reason of this Agreement unless so stated to the contrary.

        9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        9.04 Captions and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

                                                                January 31, 1995

        9.05 Entirety of Agreement: Amendments. This Agreement (including any schedules and exhibits hereto) contains the entire understanding between the parties concerning the subject matter of this Agreement and supersedes all prior understandings and agreements, whether oral or written, between them with respect to the subject matter hereof and thereof. There are no representations, warranties, agreements, arrangements or understandings, oral or written, between the parties hereto relating to the subject matter of this Agreement and such other documents and instruments which are not fully expressed herein or therein. This Agreement may be amended or modified only by an agreement in writing signed by each of the parties hereto. All exhibits and schedules attached to or delivered in connection with this Agreement are integral parts of this Agreement as If fully set forth herein.

        9.06 Construction. This Agreement and any documents or instruments delivered pursuant hereto shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this agreement or such other documents and instruments.

        9.07 Waiver. The failure of a party to insist, in any one or more instances, on performance of any of the terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect. No waiver of any provision or condition of this Agreement by a party shall be valid unless in writing signed by such party or operational by the terms of this Agreement. A waiver by one party of the performance of any covenant, condition, representation or warranty of the other party shall not invalidate this Agreement, nor shall such waiver be construed as a waiver of any other covenant, condition, representation or warranty. A waiver by any party of the time for performing any act shall not constitute a waiver of the time for performing any other act or the time for performing an identical act required to be performed at a later time.

        9.08 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of California, without regard to the principles of conflicts of law thereof.

        9.09  Remedies.

        (a) All disputes, controversies or claims arising out of, or relating to this Agreement, or the making, validity, interpretation, performance or breach of this Agreement, shall be settled by arbitration in San Jose, California under the commercial arbitration rules of the American Arbitration Association in effect on the date of this Agreement. The arbitration shall be conducted by one arbitrator selected in accordance with Section 12 of the Rules. The arbitrator shall render a written decision, stating the reasons therefor, and shall render his award within 12 months of the request for arbitration. The award shall be final, binding and enforceable, and may be entered in any court of competent jurisdiction. The successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in the arbitration or any court proceeding, in addition to any other relief to which such party is entitled. Such arbitration proceedings shall constitute a condition precedent to any actions brought in the courts of any jurisdiction which may have cognizance of this Agreement.

                                                                January 31, 1995

        (b) Each party's obligation under this Agreement is unique. If any party should default in its obligations under the Agreement, the parties each acknowledge that it would be extremely impractical to measure the resulting damages; accordingly, the nondefaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate. Nothing contained herein is intended to, nor shall limit or affect, any rights at common law or by statute or otherwise of any party aggrieved as against any other party for breach or threatened breach of any provision of this Agreement, it being the intention by this provision to make clear the agreement of the parties that the respective rights and obligations of the parties shall be enforceable in equity as well as at law or otherwise.

        (c)     NOTWITHSTANDING ANY OTHER TERM OF THIS AGREEMENT, NEITHER
PARTY HEREUNDER NOR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AFFILIATES OR AGENTS SHALL BE LIABLE TO THE OTHER PARTY HEREUNDER OR TO ANY THIRD PARTY FOR ANY LOSS OF USE, LOSS OF GOODWILL, INTERRUPTION OF BUSINESS, OR FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUES OR PROFITS) OR SIMILAR DAMAGES, WHETHER BASED ON TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE OR STRICT LIABILITY), CONTRACT OR OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED OR HAD REASON TO KNOW OF THE POSSIBILITY OF SUCH DAMAGES.

        9.10 Status of Parties. JTS and Pont are and intend to remain independent contractors, and this Agreement shall not constitute, create or be interpreted as a joint venture, partnership or formal business organization of any kind. Nothing in this Agreement shall be construed to constitute either party the agent of the other for the purpose of accepting service of legal process or binding either party as principal to any representation, commitments or agreements made by the other in connection with the manufacture, sale, distribution, use or application of the Products or Technology referred to herein or otherwise.

        9.11 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, binding and enforceable under applicable law, but if any provision of this Agreement is held to be invalid, void (or voidable) or unenforceable under applicable law, such provision shall be ineffective only to the extent held to be invalid, void (or voidable) or unenforceable, without affecting the remainder of such provision or the remaining provisions of this Agreement.

        9.12 Payments in U.S. Currency. All payments from one party to the other and the calculation of all amounts due will be in United States dollars. Any conversions to United States dollars shall be based upon the midpoint between the official banking buying and selling rate of United States dollars at the close of business on the business day immediately preceding the day on which such conversion is to be calculated for purposes of carrying out the terms of this Agreement.

        9.13 Consents Not Unreasonably Withheld. Wherever the consent or approval of any party is required under this Agreement, such consent or approval shall not be unreasonably withheld, unless such consent or approval is to be given by such party at the sole or absolute discretion of such party or is otherwise similarly qualified.

                                                               January 31, 1995

        9.14 Time Is of the Essence. Time is hereby expressly made of the essence with respect to each and every term and provision of this Agreement. The parties acknowledge that each will be relying upon the timely performance by the other of its obligations hereunder as a material inducement to each party's execution of this Agreement. Neither party shall be liable for any delay or failure in its performance of any of the acts required by this Agreement when such delay or failure arises beyond the control and without the fault or negligence of such party. Such causes may include, without limitation, acts of God or public enemies, labor disputes, material or component shortages, embargoes, rationing, acts of local, State or national governments or public agencies, utility or communication failures or delays, fire, flood, epidemics, riots or strikes. The time for performance of any act delayed by such events may be postponed for a period equal to the delay.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.


JTS

        JT STORAGE, INC.


        By: /s/  Sirjang L. Tandon
           -------------------------


        Its: Chairman & CEO
            ------------------------


Pont

        PONT PERIPHERALS CORPORATION


        By: /s/  Daniel Dooley
           -------------------------


        Its: President
            ------------------------